Filed pursuant to Rule 433

Registration No. 333-214613

April 19, 2017

Final Term Sheet

EUR 5,000,000,000 0.000% Global Bonds due 2022

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	April 28, 2022

Redemption Amount:	100%

Interest Rate:	0.000% per annum, payable annually in arrears

Date of Pricing:	April 19, 2017

Closing Date:	April 26, 2017

Interest Payment Dates:	April 28 in each year

First Interest Payment Date:	April 28, 2018 (for interest accrued from, and including, April 26, 2017 to, but excluding, April 28, 2018)

Interest Payable on First Interest Payment Date:	EUR 0.00 (for aggregate principal amount of EUR 5,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	101.058%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	100.933%

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A2DAR81

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Lead Managers:	BNP PARIBAS Commerzbank Goldman Sachs International

Stabilization Manager:	Commerzbank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772792/d287768d424b3.htm . KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm . Alternatively, Commerzbank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-233-9164.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.